EXHIBIT 10.21
Daryl Yurek
Managing Director
Bolder Venture Partners
www.bolderventure.com
303.447.2324 phone
303.589.1549 mobile
303.447.2338 fax
Bolder Venture Partners
110 16th Street, Suite 1000
Denver, CO 80202
September 25, 2007
James D. Crapo, Chairman
LifeVantage Corporation
6400 S. Fiddler’s Green Circle
Suite 1970
Greenwood Village, CO 80111
Gentlemen:
You have asked Bolder Venture Partners (“BVP”) to submit a proposal describing the basis on which it would serve as a corporate advisor to LifeVantage Corporation (“the Company”) for a period of twelve (12) months, commencing on September 26, 2007 and extending through September 25, 2008 subject to extension by mutual written agreement by the Company and BVP. This letter will serve to advance your request for such a proposal and confirm BVP’s engagement as one of the Company’s advisors.
Corporate Development, Management and Sales/Marketing Advisory Services
BVP will be pleased to furnish interim on site corporate management with the assignment of BVP associate, Gene Copeland, to the position of interim COO (or such title acceptable to the Company’s board of directors) to provide hands-on development and implementation of an effective direct to consumer marketing program(s) that will increase overall Company revenues significantly above the current annual run rate of $3.5 million during the engagement period. To accomplish this sales growth objective, BVP will provide complete access to other BVP associates including Daryl Yurek and its Direct Marketing and Media experts, Ross Vigliotti and Eric Hansen. Further, BVP will conduct an overall evaluation of the Company’s current overhead expenditures and implement change where necessary. Further, BVP will direct the search activities for identifying and hiring a permanent CEO / President for the Company. As the Company’s general and sales / marketing management development advisor, BVP will act on behalf of the Company and will provide independent advice of a direct marketing nature pertaining to this engagement. BVP will report directly to you, the Company’s board, and will keep you advised of our activities, as you deem appropriate. In carrying out this assignment, BVP will coordinate its efforts and work closely with other key members of the Company’s management to assist you and the Company in its overall program to achieve various corporate objectives. The services and activities BVP anticipates performing over the course of this engagement for the Company can be generally described as follows:
Provide Interim Corporate Management Services
BVP will provide a senior executive to serve as Interim COO to manage the day-today operations of the Company. The Interim COO shall evaluate the current overhead structure of the company and reduce operating expense levels where needed. The Interim President shall implement a proven direct marketing program with input from BVP’s Direct Marketing and Media experts aimed at bringing significant increases with specific emphasis in the “direct to consumer” (DTC) sales channel.
The Interim COO shall coordinate the executive search for a permanent CEO/ President for the Company.
In summary, BVP will determine the feasibility of new marketplace direct marketing programs, propose specific plans and programs complete with the associated costs and benefit projections, assist in permanent CEO / President candidate due diligence and coordinate the hiring, and other related matters as the Company desires. BVP will review and evaluate all current and future employee needs, business plans, contractual agreements with retail channel distributors and/or company spokesmen and make recommendations to preserve, alter or expand.
Compensation Arrangements — Non-Refundable Retainer
In consideration for BVP providing on-site Interim COO, implementation of customer expansion marketing program(s), and permanent CEO / President recruitment advisor to the Company in this engagement, BVP will be paid a monthly, non-refundable retainer of fifteen thousand dollars ($15,000) due and payable on the fifteenth day of each month of this twelve (12) month agreement throughout the duration of our engagement, 1st Amt due 10/15/07 & on the 15th day of each month following. The monthly non-refundable retainer shall be reduced after five (5) months or following the successful hiring of the permanent CEO / President, which ever is longer. The reduced retainer shall become $7500 per month.

Compensation Arrangements — Contingent Incremental Revenue Growth Incentive Fees
Because the Company has requested BVP to advise and develop marketing programs that will implement dramatic revenue growth in the DTC sales channel, the Company will compensate BVP with contingent incremental revenue growth incentive fees tied to the incremental revenue increase over the current monthly run rate (defined as the monthly average of DTC revenue for the months of April, May, June, July, August and September, 2007). For purposes of this engagement, BVP expects that the Company shall pay BVP a fee monthly representing 10% of that incremental monthly revenue for that reporting month. The reporting months shall be TBD. The Company shall pay BVP within 14 days following the end of each reporting month. The payment of the incentive fee for the month ending September 30, 2008 shall be owed and paid by the Company even though the Company’s engagement of BVP may have expired prior to month-end September 2008. BVP realizes that the Company may wish to discuss this crucial aspect of the Company’s rapid growth and BVP compensation. The complete terms and conditions of the Growth Incentive Fee shall be mutually determined and placed in a written document and signed by the Company and BVP within 1 month of the beginning of this engagement.
Compensation Arrangements — Reimbursement of Expenses
It is contemplated that BVP shall receive reimbursement for all expenses incurred by BVP in connection with any aspect of this engagement. As the Interim President is not a resident of the Denver metro area, his expenses shall include certain costs of room and board for his planned 3-4 nights per week attending to his on-site duties on behalf of the Company. All expenses shall be reasonable and if it is the wish of the board, must have prior approval by a representative of the Company. As for the Interim President’s costs for room and living expense, BVP is willing to accept reimbursement on an actual cost basis or a not-to-exceed basis.
Compensation Arrangements — Issuance of Stock Warrants
In connection with BVP’s services, the Company shall furnish (or cause to be furnished) to BVP or its assigns, a warrant to acquire up to 1,200,000 shares of the Company’s common stock (“BVP Warrant”). The exercise price shall be equal to the warrant exercise price in the Unit offering ($.30) currently being conducted by Aspenwood Capital (last half calendar 2007). The life of the warrant shall be 5 years. The warrant shall vest at a rate to be determined. The Company shall be responsible for registering the warrant and shall do so at the same time as registering the new shares being issued for the Aspenwood Capital offering in Q3 and Q4 of calendar year 2007. It is contemplated that the shares covered by the BVP Warrant be subject to vesting conditions based on mutually agreed performance milestones to be determined by the Company and BVP. In the event the Securities and Exchange Commission makes a rule 415 comment, the warrants shall be immediately removed from the resale registration statement and shall have “piggy back” registration rights. The complete terms and conditions of the BVP Warrant shall be mutually determined and placed in a written document and signed by the Company and BVP within 1 month of the beginning of this engagement.
Confidentiality
In connection with BVP’s services, the Company will furnish (or cause to be furnished) to BVP such information and data as is within the Company’s possession or control relating to the Company as BVP reasonably deems necessary or reasonably requests in order to complete its assignments for the Company. BVP will keep and maintain all non-public information which it receives or develops concerning the Company confidential and will disclose such information only as is required in its reasonable judgment by this assignment or is required by law. The Company recognizes and confirms that in the performance of its services hereunder: (i) BVP may rely upon information provided by the Company without independent verification, and (ii) BVP shall incur no liability as a result of such reliance. BVP will cause any third party that reviews the Company’s information to sign and execute a Non-Disclosure Agreement before delivering such information to the third party as circumstances may require.
Indemnification and Limitation of Liability
In consideration of BVP’s agreement to act on the Company’s behalf in connection with this engagement, the Company agrees to indemnify and hold harmless BVP and its officers, directors, agents and employees against any loss, claim, damage, liability, or expense (including reasonable counsel fees and expenses) arising out of or to which BVP may become subject in connection with this engagement. The Company agrees to promptly reimburse BVP for any legal or other expenses as incurred in connection with investigation or defending any such loss, claim, damage or liability (or action in respect thereof). In no event shall BVP be liable for acting in accordance with instructions from the Company or any entity authorized to act on its behalf.
BVP agrees to indemnify and hold harmless the Company and its officers, directors, agents and employees against any loss, claim, damage, liability, or expense (including reasonable counsel fees and expenses) arising out of or to which the Company may become subject, in connection with BVP’s engagement. BVP agrees to promptly reimburse the Company for any legal or other expenses as incurred in connection with investigation of or defending against any such loss, claim damage or liability (or action in respect thereof).

Effectiveness and Termination
As recited above, the effective date of this engagement shall be September 10, 2007. This engagement will terminate automatically on September 9, 2008, unless otherwise extended by mutual written agreement. In the event of such automatic termination, BVP shall be entitled to all compensation due through the date of termination, including base and contingent fees as specified earlier in this letter, as well as all unpaid out-of pocket expenses. The Company shall pay the contingent incremental revenue growth incentive fees by the 14th day of the subsequent month through the reporting month ending September 2008.
The Company or BVP may terminate this agreement after 60 days for cause by giving written notice to the other party. In the event of termination by either party, the BVP Warrant shall vest for a period of 6 months or actual months worked, whichever is longer.
Miscellaneous
This agreement may not be amended or modified except in writing and shall be governed and construed in accordance with the laws of the State of Colorado. The indemnity and reimbursement provisions contained herein shall remain in full force and effect in the event of termination. The invalidity, legality or enforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.
Please confirm that the foregoing proposal is in accordance with our understanding and is acceptable to you by signing and returning to me the enclosed duplicate original engagement letter. We look forward to a successful relationship, culminating in the attainment of these mutually desirable objectives on behalf of the Company.

Sincerely,	Agreed to and accepted:

BOLDER VENTURE PARTNERS	LIFEVANTAGE CORPORATION

Daryl Yurek, Managing Director	James D. Crapo, Chairman

/s/ Daryl Yurek Date Sept 28/07	/s/ James D. Crapo Date 9/28/07
by Jack R. Thompson